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                                    PARADIGM
                                       MEDICAL INDUSTRIES, INC.







                                 April 26, 2007



VIA EDGAR
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Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, D.C. 20549

Attn:    Thomas A. Jones
         Senior Attorney

         Re:      Paradigm Medical Industries, Inc.
                  Form SB-2 Registration Statement No. 333-137334

Dear Mr. Jones:

         We hereby respectfully request acceleration pursuant to Rule 461 under the Securities Act of 1933 of the effective date of the above-captioned Registration Statement to 1:00 p.m., Eastern Daylight Time, Tuesday, May 1, 2007, or as soon thereafter as is reasonably practicable.

                                         Very truly yours,

                                         /s/ Raymond P. L. Cannefax

                                         Raymond P. L. Cannefax
                                         President and Chief Executive Officer








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